Exhibit 2.1.2
FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (this “Amendment”), dated as of March 3, 2021, is entered into by and among among CGI Crimson Holdings, L.L.C., a Delaware limited liability company (“Carlyle”), John D. Grier, an individual (“J. Grier”), Crimson Midstream Holdings, LLC, a Delaware limited liability company (the “Company”), and CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Parent”). Each of Carlyle, J. Grier, the Company and Parent are individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Agreement (as hereinafter defined).
RECITALS
A.    The Parties are all a party to that certain Membership Interest Purchase Agreement dated as of February 4, 2021 (the “Agreement”).
B.    The Parties intend for the transactions contemplated by the Agreement to be effective as of 12:01 a.m. Central Time on February 1, 2021, and have agreed to amend the Agreement to provide for such effective time, and for other purposes as more specifically set forth in this Amendment.
NOW, THEREFORE, in consideration of the Closing of the transactions contemplated under the Agreement, and the foregoing premises and the covenants hereinafter contained, the Parties, intending to be legally bound, hereby agree as follows:

1.Each of the following defined terms appearing in ARTICLE I of the Agreement is hereby amended and restated in its entirety to read as follows:

“‘Closing Working Capital’ means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Effective Time and calculated using the format and methodology reflected on Exhibit H.”

“‘GIGS Retained Liabilities’ means those Liabilities relating to, arising out of or resulting from (i) any income, franchise and similar Taxes of the Parent Group or their Affiliates and (ii) any Asset Taxes allocable to any taxable period before or ending at (and including) the Effective Time (determined in accordance with ). Notwithstanding the foregoing, CORR shall not retain any liabilities for any Asset Taxes resulting from any of the Cox Entities or their respective Affiliates’ failure, if any, to pay Taxes related to the GIGS Assets as required pursuant to the terms of the GIGS Lease.”

2.The following definition is hereby added to ARTICLE I of the Agreement immediately following the definition of the term “Effect”:

“‘Effective Time’ has the meaning set forth in Section 2.03(a).”

3.Section 2.03(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a)    Closing. Upon the terms and subject to the conditions hereof, the consummation of the transactions referred to in (the “Closing”) shall take place on the date hereof (the “Closing Date”) via an electronic exchange of documents and signatures at such time as mutually agreed between Carlyle and Parent, provided however that, for all purposes under this Agreement, the Parties intend for the transactions contemplated in this Agreement to be effective as of 12:01 a.m. Central Time (the “Effective Time”) on February 1, 2021.”
4.Section 2.04(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(i)    At Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Effective Time (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.”
5.Section 2.04(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(i)    Within 90 days after the Closing Date, Parent shall prepare and deliver to Carlyle and J. Grier a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Effective Time (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.”
6.The second sentence of Section 2.04(c)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:
“The amount of any Post Closing Adjustment shall bear interest from and including the Effective Time to but excluding the date of payment at a rate per annum equal to 6%.”

7.Section 5.15(h) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(h)    Parent (i) has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through and including 860 of the Internal Revenue Code (“REIT”), and has satisfied all requirements to qualify as a REIT, for all taxable years beginning with the fiscal year that ended December 31, 2013 through the fiscal year that ended December 31, 2019; (ii) has operated in a manner consistent with the requirements for qualification and taxation as a REIT (provided that the distribution requirements set forth in Section 857(a) of the Code have been determined as if the current taxable year of Parent ended as of the Effective Time); and (iii) has not taken or omitted to take any action that Parent reasonably expects to result in a challenge by the IRS to its status as a REIT, and to Parent’s Knowledge, no such challenge is pending or has been threatened in writing.”
8.Sections 6.05(a) and 6.05(b) of the Agreement are hereby amended and restated in their entirety to read as follows:
“(a)    Effective as of immediately after the Closing, Parent, on its own behalf and on behalf of its Affiliates (including the Company Group), unconditionally and irrevocably acquits, remises, discharges and forever releases Carlyle and its Affiliates, and its and their respective equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Carlyle Released Parties”) from any and all Liabilities, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Effective Time with respect to or relating to the Company Group or Carlyle’s ownership of the Subject Units. Parent, on its own behalf and on behalf of its Affiliates (including the Company Group) further covenants and agrees not to bring or threaten to bring or otherwise join in any Proceeding against any of the Carlyle Released Parties or any of them, relating to, arising out of or in connection with any such Liabilities which existed on or prior to the Effective Time. Notwithstanding the foregoing, the Liabilities acquitted, remised, discharged and released pursuant to this shall not include any rights of such Person under this Agreement, including any rights to indemnification pursuant hereto, the Transaction Documents and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement. Each of the Carlyle Released Parties is an express thirdparty beneficiary of this .”
“(b)    Effective as of immediately after the Closing, Carlyle, on its own behalf and on behalf of its Affiliates (but excluding Crimson Gulf Holdings and any of its Subsidiaries), unconditionally and irrevocably acquits, remises, discharges and forever releases each member of the Company Group, and its and their respective equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Company Released Parties”) from any and all Liabilities, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Effective Time with respect to or relating to the Company Group or Carlyle’s ownership of the Subject Units. Carlyle, on its own behalf and on behalf of its Affiliates (but excluding Crimson Gulf Holdings and any of its Subsidiaries) further covenants and agrees not to bring or threaten to bring or otherwise join in any Proceeding against any of the Company Released Parties or any of them, relating to, arising out of or in connection with any such Liabilities which existed on or prior to the Effective Time. Notwithstanding the foregoing, the Liabilities acquitted, remised, discharged and released pursuant to this shall not include any rights of such Person (i) under this Agreement, including any rights to indemnification pursuant hereto, the Transaction Documents and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement, or (ii) with respect to or relating to Crimson Gulf Holdings, its Subsidiaries or Carlyle’s or its Affiliates’ ownership of Equity Securities therein. Each of the Company Released Parties is an express third-party beneficiary of this .”
9.Section 6.07 of the Agreement is hereby amended by changing each reference to “the Closing Date” therein to “the Effective Date”.
10.Except as modified by this Amendment, the Agreement and each Exhibit and Schedule thereto remain in full force and effect, and each Party, by execution and delivery of this Amendment, ratifies all terms and conditions of the Agreement as modified hereby. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control to the extent of that conflict.
11.This Amendment, the Agreement, the Exhibits and Schedules to the Agreement, and the Transaction Documents collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof or thereof except as specifically set forth herein or therein.
12.This Amendment will be binding upon and will inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Notwithstanding the preceding sentence, no Party may assign this Amendment or its rights under this Amendment or delegate any performance obligations under this Amendment without the written consent of the other Parties, which will not be unreasonably withheld or delayed.
13.The provisions of the following Sections of the Agreement are hereby incorporated into this Amendment, mutatis mutandis: Section 8.02, Section 8.03, and Sections 8.05 through 8.13.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Membership Interest Purchase Agreement as of the day and year first above written.

COMPANY:	CRIMSON MIDSTREAM HOLDINGS, LLC

By: /s/ John D. Grier
Name: John D. Grier
Title: Chief Executive Officer

J. GRIER:

/s/ John D. Grier
John D. Grier

CARLYLE:	CGI CRIMSON HOLDINGS, L.L.C.

By: /s/ Ferris Hussein
Name: Ferris Hussein
Title: Managing Director

PARENT:	CORENERGY INFRASTRUCTURE TRUST, INC.

By: /s/ David J. Schulte
Name: David J. Schulte
Title: Chief Executive Officer

Signature Page to First Amendment to Membership Interest Purchase Agreement